NEWS

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 2, 2013

DUPONT FABROS TECHNOLOGY, INC. CLOSES NEW $115 MILLION SECURED LOAN AND REPAYS $138.3 MILLION SECURED LOAN

WASHINGTON, DC - April 2, 2013 - DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that it completed a new five-year $115 million secured term loan with a syndicate of lenders led by KeyBanc Capital Markets, Inc. The loan is secured by the Company's ACC3 data center located in Ashburn, Virginia, has a floating rate of LIBOR plus 1.85%, is pre-payable without penalty and matures on March 27th, 2018. The Company used the proceeds along with cash-on-hand to repay an existing secured loan on the Company's ACC5 and ACC6 data center facilities that had an outstanding balance of $138.3 million, a floating rate of LIBOR plus 3.00% and was scheduled to mature in December 2014.

The terms of the new loan require a minimum debt service coverage ratio of 1.50 to 1.00. Other financial covenants are the same as those under the Company's existing $225 million unsecured credit facility, including total indebtedness of not more than 60% of gross asset value and a minimum fixed charge coverage ratio of 1.70 to 1.00.

Separately, the Company elected to add and include its SC1 data center located in Santa Clara, California to the unencumbered asset pool that supports its unsecured notes and line of credit. This addition, together with the addition of the ACC5 and ACC6 data centers that now are unencumbered, and net of the ACC3 data center that now is encumbered, adds approximately $775 million of assets to the unencumbered pool, an increase of 41% based on December 31, 2012 book values.

“We are pleased to have completed a new secured loan while picking up 115 basis points on the loan rate, extending the maturity while expanding our unencumbered asset pool,” stated Mark L. Wetzel, Chief Financial Officer and Treasurer of DuPont Fabros Technology, Inc. “Our next maturity is not until December 2015 representing the first amortization payment of our unsecured notes. We will continue to work to lower our overall cost of capital.”

About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company's facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company's customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's ten data centers are located in four major U.S. markets, which total 2.5 million gross square feet and 218 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology, Inc., a real estate investment trust (REIT) is headquartered in Washington, DC.  For more information, please visit www.dft.com.

For Additional Information:
Mark L. Wetzel    Christopher Warnke
Executive Vice President    Manager, Investor
Chief Financial Officer and Treasurer    Relations
+1 (202) 728-0033    +1 (202) 478-2330

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